Exhibit 4.1


                        GS FINANCIAL PRODUCTS U.S., L.P.


                              Officers' Certificate
                             Pursuant to Section 301


         The undersigned, Greg Swart and Amy Furman, President and Secretary, respectively, of GS Financial Products US Co., the corporate general partner (the "Corporate General Partner") of GS Financial Products U.S., L.P. (the "Issuer"), pursuant to Section 301 of the Indenture, dated as of October 11, 1994 (the "Indenture"), between the Issuer and The Bank of New York, as Trustee (the "Trustee"), and as authorized by the resolutions of the Board of Directors of the Corporate General Partner by unanimous written resolutions dated November 27, 1995, and the written resolutions of a duly authorized Committee of the Board of Directors of the Corporate General Partner, dated January 2, 1996 and August 28, 1997(collectively, the "Resolutions"), do hereby certify as follows:

         1. An Officers' Certificate pursuant to Section 301 of the Indenture, dated January 3, 1996 (the "Officers' Certificate"), established a series of debt securities to be issued under the Indenture, such series of debt securities entitled "Medium-Term Notes, Series B" (the "Notes"), and the terms of such Notes. Paragraph (k) of the Officers' Certificate was amended and restated by an Officers' Certificate pursuant to Section 301 of the Indenture, dated August 9, 1996.

         2. The terms of the Issuer's 3% Citicorp Exchangeable Notes due August 28, 2002 (the "Exchangeable Notes") set forth in the Pricing Supplement, dated August 21, 1997 (the "Pricing Supplement"), to the Prospectus Supplement, dated January 3, 1996 (the "Prospectus Supplement"), are hereby approved; the Exchangeable Notes shall be part of the Notes; and the form of Exchangeable Note attached hereto as Annex A is hereby approved.

         3. For purposes only of the Exchangeable Notes being issued and sold pursuant to the Pricing Supplement, paragraphs (f) and (k), respectively, of the Officers' Certificate are hereby amended and restated as follows:

         (f)(i) Payment of cash with respect to any Exchangeable Note at the Stated Maturity Date, Call Date or Redemption Date, as the case may be, will be made upon surrender of such Exchangeable Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York or at such other offices or agencies as the Issuer may designate and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Indenture. Any cash payments of all or a portion of the aggregate Principal Amount of Exchangeable Notes represented by, and any interest due with respect to, any Exchangeable Note at the Stated Maturity Date, Call Date or Redemption Date, as the case may be, will be made in immediately available funds upon surrender of such Exchangeable Note as provided above, provided that the Exchangeable Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest other than at the Stated Maturity Date, Call Date or Redemption Date will be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer as provided in the form of Exchangeable Note; and

         (ii) Deliveries or payments of shares of Common Stock, cash, property or other securities with respect to any Exchangeable Note upon exchange will be made on the Exchange Settlement Date following delivery prior to 12:00 noon, New York time, on an Exchange Date of (i) a properly completed Notice of Exchange (with a copy to the Calculation Agent) and (ii) such Exchangeable Note, duly endorsed in blank, at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York or at such other offices or agencies as the Issuer may designate and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Indenture. Any cash payments due on the Exchange Settlement Date will be made in immediately available funds.

         (k) The Exchangeable Notes will be denominated in amounts of $250,000 and integral multiples of $250,000.


         4. The Exchangeable Notes are not redeemable at the option of any Holder, are not entitled to the benefits of a sinking fund and are not subject to the provisions of Section 1302 or 1303 of the Indenture.

         5. During the period from August 28, 1997 to and including September 13, 1999, the Exchangeable Notes are redeemable, at the option of the Issuer, upon not less than 60 days' notice if the Issuer certifies to the Trustee that it has determined to terminate its periodic reporting obligation with the Commission, as described in the first paragraph of "Description of Securities--Redemption" in the Prospectus, dated December 28, 1995, as supplemented and superseded by the following discussion. Any such redemption of the Exchangeable Notes will be made as a whole and not in part, and the Exchangeable Notes will be redeemed at a redemption price equal to the greater of (i) 105% of the average of the Closing Values of the Exchangeable Notes on the 10 Trading Days immediately preceding the Issuer Notice Date and (ii) 100% of the Face Amount of the Exchangeable Notes to be redeemed, in each case together with any accrued and unpaid interest up to but not including the Redemption Date. "Closing Value" means, with respect to any Trading Day, the average of the bid and ask prices as reported on such Trading Day by a broker-dealer selected by the Issuer (which may be the Calculation Agent) to determine the Closing Value.

         6. On or after September 14, 1999, the Issuer may redeem the Exchangeable Notes, as a whole but not in part, upon not more than 60 days' nor less than 30 days' notice, at 100% of the Face Amount, together with any accrued and unpaid interest to but excluding the Call Date.

         7. For purposes only of the Exchangeable Notes, all references in the Indenture to "money" or "sum", and any variation thereof, in connection with the payment of the principal of the Exchangeable Notes, shall be deemed to refer to Common Stock, cash, property and securities deliverable upon exchange of the Exchangeable Notes in accordance with the provisions of the Exchangeable Notes set forth in the form of Exchangeable Note.

         8. Solely for purposes of the aggregate principal amount of Exchangeable Notes required for any consent, waiver, authorization or other action taken or to be taken by holders of Exchangeable Notes pursuant to the Indenture, the principal amount of the Exchangeable Notes will equal the Face Amount of the Exchangeable Notes.

         9. For purposes of Section 501 of the Indenture, it shall be an Event of Default if Issuer fails to exchange any Exchangeable Note for Common Stock, cash, property or other securities at an Exchange Settlement Date.

         10. For purposes of Section 902 of the Indenture, the Issuer may not enter into any supplemental indenture, without the consent of the Holder of each Outstanding Exchangeable Note, that makes any change to the terms under which the Exchangeable Notes are exchanged for Common Stock, cash, property or other securities that is adverse to the Holders of the Outstanding Exchangeable Notes, or reduces the amount of Common Stock, cash, property or other securities to be received upon exchange of the Exchangeable Notes.

         11. The Exchangeable Notes shall have the benefit of the covenants set forth in Annex B hereto.

         Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture, the Prospectus Supplement or the Pricing Supplement.

         IN WITNESS WHEREOF, Greg Swart, President of the Corporate General Partner, and Amy Furman, Secretary of the Corporate General Partner, have executed and caused this certificate to be delivered on August 21, 1997.


                                                   /s/ Greg Swart
                                                  ------------------------------
                                                  Greg Swart
                                                  President
                                                  GS Financial Products US Co.

                                                   /s/ Amy Furman
                                                  ------------------------------
                                                  Amy Furman
                                                  Secretary
                                                  GS Financial Products US Co.

                                                                         ANNEX A





         THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF GS FINANCIAL PRODUCTS U.S., L.P. THAT, IF THE HOLDER PROPOSES TO SELL OR TRANSFER THIS SECURITY TO ANY PENSION OR WELFARE PLAN (AS DEFINED IN SECTION 3 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 ("ERISA")), THE HOLDER WILL DO SO ONLY:

         (U) TO THE EXTENT SUCH PURCHASE IS MADE BY OR ON BEHALF OF A BANK COLLECTIVE INVESTMENT FUND MAINTAINED BY THE PURCHASER IN WHICH AT ANY TIME WHILE THIS SECURITY IS OUTSTANDING NO PLAN, TOGETHER WITH ANY OTHER PLANS MAINTAINED BY THE SAME EMPLOYER OR EMPLOYEE ORGANIZATION, HAS AN INTEREST IN EXCESS OF 10% OF THE TOTAL OF ALL ASSETS IN SUCH COLLECTIVE INVESTMENT FUND;

         (V) TO THE EXTENT SUCH PURCHASE IS MADE BY OR ON BEHALF OF AN INSURANCE COMPANY POOLED SEPARATE ACCOUNT MAINTAINED BY THE PURCHASER IN WHICH AT ANY TIME WHILE THIS SECURITY IS OUTSTANDING NO PLAN, TOGETHER WITH ANY OTHER PLANS MAINTAINED BY THE SAME EMPLOYER OR EMPLOYEE ORGANIZATION, HAS AN INTEREST IN EXCESS OF 10% OF THE TOTAL OF ALL ASSETS IN SUCH POOLED SEPARATE ACCOUNT;

         (W) TO THE EXTENT SUCH PURCHASE IS MADE BY OR ON BEHALF OF AN INSURANCE COMPANY GENERAL ACCOUNT IN WHICH AT ANY TIME WHILE THIS SECURITY IS OUTSTANDING THE RESERVES AND LIABILITIES FOR THE GENERAL ACCOUNT CONTRACTS HELD BY OR ON BEHALF OF ANY PLAN, AS DEFINED BY THE ANNUAL STATEMENT APPROVED BY THE NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC"), TOGETHER WITH SUCH RESERVES AND LIABILITIES WITH RESPECT TO ANY OTHER PLANS MAINTAINED BY THE SAME EMPLOYER OR EMPLOYEE ORGANIZATION, DO NOT EXCEED 10% OF THE TOTAL OF RESERVES AND LIABILITIES OF THE GENERAL ACCOUNT (EXCLUSIVE OF SEPARATE ACCOUNT LIABILITIES) PLUS SURPLUS AS SET FORTH IN THE NAIC ANNUAL STATEMENT FILED WITH THE STATE OF DOMICILE OF THE INSURER; OR

         (X) TO THE EXTENT THAT SUCH PURCHASE IS MADE ON BEHALF OF A PLAN BY:
     (i) AN INVESTMENT ADVISER REGIS TERED UNDER THE INVESTMENT ADVISERS ACT OF 1940, WITH, AS OF THE LAST DAY OF ITS MOST RECENT FISCAL YEAR, TOTAL ASSETS UNDER ITS MANAGEMENT AND CONTROL IN EXCESS

     OF $50,000,000 AND SHAREHOLDERS' OR PARTNERS' EQUITY IN EXCESS OF $750,000 AS SHOWN IN ITS MOST RECENT BALANCE SHEET PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; (ii) A BANK AS DEFINED IN SECTION 202(A)(2) OF THE INVESTMENT ADVISERS ACT OF 1940, WITH EQUITY CAPITAL IN EXCESS OF $1,000,000 AS OF THE LAST DAY OF ITS MOST RECENT FISCAL YEAR; OR
     (iii) AN INSURANCE COMPANY QUALIFIED UNDER THE LAWS OF MORE THAN ONE STATE TO MANAGE ASSETS WITH NET WORTH IN EXCESS OF $1,000,000 AS OF THE LAST DAY OF ITS MOST RECENT FISCAL YEAR; AND, IN ANY CASE, IS OTHERWISE A QUALIFIED PROFESSIONAL ASSET MANAGER, AS SUCH TERM IS USED IN PROHIBITED TRANSACTION CLASS EXEMPTION 84-14 ISSUED BY THE DEPARTMENT OF LABOR, PROVIDED SUCH PURCHASE WILL NOT BE MADE FOR OR ON BEHALF OF ANY PENSION OR WELFARE PLAN (AS DEFINED ABOVE) WHICH, TOGETHER WITH ANY OTHER PLANS MAINTAINED BY THE SAME EMPLOYER OR EMPLOYEE ORGANIZATION, REPRESENTS MORE THAN 20% OF THE TOTAL CLIENT ASSETS MANAGED BY SUCH PURCHASER; OR

         (Y) IF THE GOLDMAN SACHS GROUP L.P. ("GROUP") HAS NOTIFIED PURCHASERS THAT PROHIBITED TRANSACTION EXEMPTION 93-78 MAY BE APPLICABLE TO THE PURCHASE OF THIS SECURITY AND GROUP HAS OBTAINED A LETTER FROM THE INITIAL PURCHASER OF THIS SECURITY TO THE EFFECT SET OUT IN PROHIBITED TRANSACTION EXEMPTION 93-78, TO THE EXTENT: (1) THE PURCHASE OF AND DECISION TO INVEST IN THIS SECURITY IS MADE BY A FIDUCIARY INDEPENDENT OF GROUP; (2) EACH PLAN PURCHASING THIS SECURITY EITHER (i) HAS ASSETS EXCEEDING $500 MILLION, (ii) HAS ASSETS EXCEEDING $25 MILLION AND THE FIDUCIARY RESPONSIBLE FOR INVESTMENT HAS INVESTMENT RESPONSIBILITY FOR CONTROLLED GROUP PLANS (DETERMINED USING THE DEFINITION OF CONTROLLED GROUP IN SECTION 1563 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE")) WHICH, IN THE AGGREGATE, HAVE ASSETS OF AT LEAST $500 MILLION OR (iii) IS PART OF A MASTER TRUST FOR MEMBERS OF A CONTROLLED GROUP (AS DEFINED IN SECTION 1563 OF THE CODE) WITH ASSETS EXCEEDING $500 MILLION, PROVIDED THE FIDUCIARY MAKING THE INVESTMENT DECISION ON BEHALF OF THE MASTER TRUST HAS INVESTMENT RESPONSIBILITY FOR ALL PLANS IN THE MASTER TRUST; AND (3) AFTER THE ACQUISITION OF THIS SECURITY, NO MORE THAN 10% OF ANY PLAN'S ASSETS ARE INVESTED IN ALL "INSTRUMENTS" OF GROUP, WITHIN THE MEANING OF PROHIBITED TRANSACTION EXEMPTION 93-78; OR

         (Z) TO THE EXTENT SUCH PLAN IS A GOVERNMENTAL PLAN (AS DEFINED IN
     SECTION 3(32) OF ERISA) THAT IS NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA OR SECTION 401(a) OF THE CODE.

         THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

No. 1                                                  FACE AMOUNT: $120,000,000
CUSIP No. 362276AA5



                        GS FINANCIAL PRODUCTS U.S., L.P.

                           MEDIUM-TERM NOTE, SERIES B
                                  (Fixed Rate)


SPECIFIED CURRENCY --                      EXCHANGE RATE
  U.S. Dollars                             AGENT:  N/A
EXCHANGE RATE:                             STATED MATURITY
  1455.207 shares of Common                DATE:  August 28, 2002, or
  Stock per $250,000 Face                  if not a Business Day, the
  Amount of this Security                  next succeeding Business Day
ISSUE DATE:  August 28, 1997               REPAYMENT DATE:  N/A
INTEREST RATE:             3.00%           REGULAR RECORD DATES:
                                              So long as the Securities
INTEREST PAYMENT DATES:                       of this series are repre-
   February 28 and                            sented by one or more
   August 28 commencing                       Global Securities, the
   February 28,1998                           Business Day immediately
                                              preceding the applicable
DENOMINATIONS:  Face Amount                   Interest Payment Date;
  of $250,000 and integral                    otherwise, February 13 or
  multiples thereof                           August 13, whether or not a
                                              Business Day, immediately
                                              preceding the relevant
                                              Interest Payment Date.


OTHER TERMS:


                               CERTAIN DEFINITIONS

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE (or, if different, the principal securities exchange on which the Common Stock (or, in the case of a Reorganization Event, any Exchange Property) is then listed) is authorized or obligated by law or executive order to close.

         "Calculation Agent" means Goldman, Sachs & Co.

         "Call Date" means any date on or after September 14, 1999 fixed by the Issuer for the redemption of this Security, but in no event earlier than 10 Business Days following the Call Notice Date.

         "Call Notice Date" means any Business Day on which the Issuer, or the Trustee on behalf of the Issuer, mails to Holders a notice of redemption.

         "Citicorp" means Citicorp, a Delaware corporation.

         "Closing Price" means, with respect to any security on any date, the closing sale price or last reported sale price, regular way, for the security on the principal national securities exchange on which such security is listed for trading on such date or, in the event such security is not listed on any national securities exchange, on the National Market System (the "NMS") of the National Association of Securities Dealers, Inc. (the "NASD") on any such date or, in the event such security is not quoted through the NMS of the NASD on any such date, on such other U.S. national market system that is the primary market for the trading of such security or, in the event such security is not listed on any national securities exchange, or through the NMS of the NASD or any other U.S. national market system, the Closing Price with respect to such security will be the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include the Calculation Agent or its affiliate), but not exceeding three, as will make such bid prices available to the Calculation Agent.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $1.00 per share, of Citicorp.

         "Default Amount" means, on any day, an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the principal amount of and interest on this Security, and the performance and observance of every covenant thereof and of the Indenture on the part of the Issuer to be performed or observed with respect to this Security (or to undertake other obligations providing the same economic value to the Holder of this Security as the Issuer's obligations thereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys' fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of this Security and the Issuer may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and will notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The Default Quotation Period will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, then the Default Amount will equal the Face Amount of this Security.

         "Exchange Date" means any Business Day that falls during the period beginning on the Issue Date to but excluding the earliest of the fifth Business Day immediately preceding the (i) Stated Maturity Date, (ii) the Redemption Date or (iii) the Call Date.

         "Exchange Notice Date" has the meaning set forth under "Exchange
Right".

         "Exchange Rate" means 1455.207 shares of Common Stock per $250,000 Face Amount of Notes.

         "Exchange Settlement Date" means the third Business Day after the Exchange Notice Date.

         "Issuer Notice Date" means any Business Day on which the Issuer, or the Trustee on behalf of the Issuer, mails to Holders a notice of redemption with respect to this Security.

         "NYSE" means the New York Stock Exchange, Inc.

         "Qualified Financial Institution" means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor's Ratings Group or P-1 or higher by Moody's Investors Service, Inc. (or such other comparable rating, if any, then used by such rating agency).

         "Redemption Date" means any date prior to and including September 13, 1999 fixed for redemption of this Security by the Issuer, but in no event earlier than 10 Business Days following the Issuer Notice Date.

EXCHANGE RIGHT

         Subject to a prior redemption of the Securities as described under "--Call Feature" or under "--Redemption" below, as the case may be, the Holder of this Security will be entitled to exchange each $250,000 Face Amount of this Security for 1455.207 shares of Common Stock (the "Exchange Rate"). In order to exercise the exchange right, a Holder must deliver prior to 12:00 noon, New York time, on an Exchange Date (such date being referred to as the "Exchange Notice Date") to The Bank of New York (i) a duly completed Notice of Exchange (with a copy to the Calculation Agent) substantially in the form of Annex A hereto, and
(ii) this Security duly endorsed in blank. A Notice of Exchange delivered at or after 12:00 noon, New York time, will be considered delivered at the opening of business on the following Business Day. Once given, a Notice of Exchange may not be withdrawn or revoked without the written consent of the Issuer. The Exchange Rate is subject to adjustment as a result of certain dilution events. The Holder of this Security otherwise entitled to receive fractional shares of Common Stock upon exchange will receive cash in lieu thereof based on the product of such fraction and the Closing Price of the Common Stock on the Exchange Notice Date (rounded to the nearest penny).

         Delivery of shares of the exchange of this Security and cash in lieu of any fractional shares will be made on the Exchange Settlement Date.

         Any question as to the validity of a Notice of Exchange or as to whether such Notice has been properly and timely given will be resolved by the Calculation Agent in its sole discretion whose determination shall be final and binding on the Issuer and the Holder of this Security.

         Upon any exercise of the Exchange Right with respect to this Security at any time prior to 12:00 noon, New York time, on a Regular Record Date, the Holder of this Security will not be entitled to the interest payment on the related Interest Payment Date or on any Interest Payment Date thereafter. So long as this Security is maintained in the form of one or more Global Securities, if the exercise of the Exchange Right occurs at or after 12:00 noon, New York time, on a Regular Record Date, then the Holder will receive interest on the related Interest Payment Date. In the event the Securities of this series do not remain in the form of one or more Global Securities, a Holder who exer cises the Exchange Right with respect to this Security at or after 12:00 noon, New York time, on a Regular Record Date but prior to the related Interest Payment Date will be entitled to the interest payable in respect of the portion of this Security surrendered for exchange on such Interest Payment Date but will be required to include with such Holder's Notice of Exchange the amount of interest payable on such Interest Payment Date in respect of the exchanged portion of this Security. Notwithstanding the foregoing, in the event the Issuer determines to redeem this Security as described below under "--Call Feature" and subsequent to the Call Notice Date in respect thereof the Holder elects to exercise the Exchange Right with respect to this Security then the Issuer will pay to such Holder accrued but unpaid interest in respect of this Security up to and including the date such Holder has surrendered this Security for exchange and such Holder shall not be required to accompany such Holder's Notice of Exchange with the payment of any interest.

ANTI-DILUTION ADJUSTMENTS

         GENERAL

         The Exchange Rate will be subject to adjustment by the Calculation Agent as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the Issue Date and ending on (but excluding) the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be. No adjustments to the Exchange Rate will be made other than those specified below.

         No adjustments to the Exchange Rate will be required unless such adjustment would require a change of at least 0.1% in the Exchange Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. The Exchange Rate resulting from any of the adjustments specified below will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

         The Calculation Agent will provide information as to any adjustments to the Exchange Rate upon written request by the Holder of this Security.

         For purposes of clarity, it is intended that the adjustments for stock splits, reverse stock splits, stock dividends, cash dividends and other distributions described below are meant to apply only if such events actually occur, as often as they occur.

         STOCK SPLITS

         If the Common Stock is subject to a stock split or reverse stock split, then at the opening of business on the first day on which the Common Stock trades without the right to receive such stock split (the "ex-dividend date"), the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on the record date for holders of the Common Stock entitled to such split plus or minus the change in the number of shares resulting from such stock split or reverse stock split and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date.

         STOCK DIVIDENDS

         If the Common Stock is subject to a stock dividend that is given ratably to all holders of shares of the Common Stock, then at the opening of business on the ex-dividend date, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date plus the number of shares constituting such stock dividend and the denominator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date.

         DIVIDENDS AND OTHER DISTRIBUTIONS

         There will be no adjustments to the Exchange Rate to reflect cash dividends or other distributions paid with respect to the Common Stock other than (i) distributions that constitute Spin-Off Events as described in the first paragraph under "--Merger, Consolidation or Sale of Assets" below and (ii) Extraordinary Dividends as described below. A dividend or other distribution with respect to the Common Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend, if any, for the Common Stock by an amount equal to at least 10% of the Closing Price of the Common Stock on the first Business Day immediately preceding the ex-dividend date. If an Extraordinary Dividend occurs with respect to the Common Stock, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the Closing Price of the Common Stock on the Business Day immediately preceding the ex-dividend date with respect to such Extraordinary Dividend and the denominator of which will be the difference between such Closing Price and the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Common Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the Common Stock that constitutes a Spin-Off Event and that also constitutes an Extraordinary Dividend will only cause an adjustment to the Exchange Rate pursuant to the first paragraph under "--Merger, Consolidation or Sale of Assets" below.

         RIGHTS AND WARRANTS

         If Citicorp issues rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock at an exercise price per share less than the Closing Price of the Common Stock on the record date for determining the holders of the Common Stock entitled to receive such rights and warrants, then the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock which the aggregate offering price of the total number of shares of the Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price of the Common Stock on such record date, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         If (A) (i) there occurs any reclassification or change of the Common Stock, (ii) Citicorp or any surviving entity or subsequent surviving entity of Citicorp (a "Successor") has been subject to a merger, combination or consolidation and either (x) is not the surviving entity or (y) survives and all of the outstanding shares of the Common Stock are exchanged for or converted into Exchange Property (as defined below), (iii) any statutory exchange of securities of Citicorp or any Successor with another entity occurs (other than pursuant to clause (ii) above), (iv) any sale, lease, transfer, or conveyance to another entity of the property of Citicorp or any Successor as an entirety or substantially an entirety, (v) Citicorp or any Successor is liquidated, dissolved or wound up, (vi) Citicorp issues to all of its shareholders equity securities of an issuer other than Citicorp (other than in a transaction described in clauses (ii), (iii), (iv) or (v) above, a "Spin-off Event") or
(vii) a tender or exchange offer is consummated for all the outstanding shares of the Common Stock or for all of a particular type of Exchange Property (any such event in clauses (i) through (vii), a "Reorganization Event"), and (B) in the case of (i) a Reorganization Event other than a Spin-Off Event, the effective time of such Reorganization Event occurs prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, or (ii) a Spin-Off Event, the record date fixed for the determination of the shareholders of Citicorp entitled to receive the securities distributed in such Spin-Off Event (the "Spin-Off Record Date") occurs prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, then this Security will be exchangeable for the Transaction Value of each type of Exchange Property (as defined below). The "Transaction Value" means (i) for any cash received in any such Reorganization Event, the product of (A) the Exchange Rate (as in effect immediately prior to such Reorganization Event) and (B) the amount of cash received per share of the Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the product of (A) the Exchange Rate applicable to such Exchange Property on the Exchange Notice Date, and (B) the market value of such Exchange Property on such Exchange Notice Date received for each share of the Common Stock as determined by the Calculation Agent, and (iii) for any security received in any such Reorganization Event, an amount equal to the product of (A) the Exchange Rate applicable to such Exchange Property on the Exchange Notice Date and (B) the Closing Price per share of such security on such Exchange Exchange Notice Date multiplied by the quantity of such security received for each share of the Common Stock. "Exchange Property" means securities, cash or any other assets distributed in any Reorganization Event, including, in the case of a Spin-off Event, the share of the Common Stock with respect to which the spun-off security was issued. If Exchange Property consists of more than one type of Exchange Property, the holder of this Security will receive an amount of each type of Exchange Property in the same proportion as each type of Exchange Property bears to the Transaction Value for all the Exchange Property.

         For purposes of the preceding paragraph, in the case of a consummated tender or exchange offer for all of a particular type of Exchange Property, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         All Exchange Property received upon any Reorganization Event will be subject to the same adjustments as hereinabove described. The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Exchange Rate and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in the second preceding paragraph, and its determinations and calculations with respect thereto will be conclusive and binding on the Issuer and the Holder of this Security.

CALL FEATURE

         This Security is subject to redemption upon not less than 60 days' nor more than 90 days' notice by first class mail at any time on or after September 14, 1999, as a whole or in part, at the election of the Issuer, at the Face Amount of this Security, together in the case of any such redemption with accrued interest to the Redemption Date, but interest installments due on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to herein, all as provided in the Indenture.

         On and after the Call Notice Date and until the fifth Business Day immediately preceding the Call Date, the Holder of this Security will continue to be entitled to exercise the Exchange Right.

REDEMPTION

         During the period from the Issue Date to and including September 13, 1999, the Securities of this series are subject to redemption upon not less than 60 days' notice by mail, as a whole or in part, at the election of the Issuer, if the Issuer, in an Officers' Certificate, certi fies to the Trustee that it has determined to terminate its obligation to file reports with the Commission pursuant to the Securities Exchange Act of 1934. Any such redemption of the Securities will be made as a whole and not in part, and this Security will be redeemed at a redemption price equal to the greater of (i) 105% of the average of the Closing Values of this Security on the 10 Trading Days immediately preceding the Issuer Notice Date and (ii) 100% of the Face Amount of this Security, in each case together with any accrued and unpaid interest up to but not including the Redemption Date (but interest installments due on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to herein, all as provided in the Indenture). "Closing Value" means, with respect to any Trading Day, the average of the bid and ask prices as reported on such Trading Day by a broker-dealer selected by the Issuer (which may be the Calculation Agent) to determine the Closing Value.

         On and after the Issuer Notice Date and until the fifth Business Day immediately preceding (but not including) the Redemption Date, the Holder of this Security will continue to be entitled to exercise the Exchange Right.

EVENTS OF DEFAULT AND ACCELERATION; DEFAULT AMOUNT

         In case an Event of Default with respect to the Securities shall have occurred and be continuing prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, the amount payable to the Holder on any day on which the principal of this Security becomes payable upon any acceleration, will equal the Default Amount and, on or after such fifth Business Day, the Face Amount plus accrued and unpaid interest; provided, however, that, solely for purposes of the aggregate principal amount of Securities required for any consent, waiver, authorization or other action taken or to be taken by holders of Securities pursuant to the Indenture, the aggregate principal amount of the Securities will equal the aggregate Face Amount of the Securities.

CALCULATION AGENT

         All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Issuer and the Holder of this Security, and the Calculation Agent will have no liability therefor.

DEFEASANCE AND COVENANT DEFEASANCE

         This Security is not subject to defeasance or covenant defeasance.

    -----------------------------

         GS Financial Products U.S., L.P., a Cayman Islands exempted limited partnership (hereinafter called the "Issuer", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company, or registered assigns, the Face Amount shown above on the Stated Maturity Date, unless this Security has been exchanged by the Holder prior to the fifth Business Day immediately preceding the Stated Maturity Date or redeemed by the Issuer as herein provided prior to the Stated Maturity Date. This Security shall bear interest on the Face Amount specified above from the Issue Date specified above (the "Issue Date") or from the most recent Interest Payment Date as specified above to which interest on this Security (or any predecessor Security) has been paid or duly provided for and at the Stated Maturity Date, at the rate per annum equal to the Interest Rate specified above, until the aggregate Face Amount of the Securities repre-sented hereby is paid or duly provided for, provided that any portion of the Face Amount specified above and any such installment of interest which is overdue shall bear interest at the rate per annum equal to the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or duly provided for, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any such Interest Payment Date will be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Dates specified above (whether or not a Business Day) next preceding such Interest Payment Date; provided, however, that interest payable at the Stated Maturity Date will be payable to the person to whom the Face Amount shall be payable and that Holders exercising their exchange rights will receive interest as described under "--Exchange Right" above.

         Any such interest which is payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and such defaulted interest may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Issuer, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

         Payment of interest and the Face Amount on this Security will be made in the Specified Currency specified above. The Issuer will at all times appoint and maintain a Paying Agent (which may be the Trustee) authorized by the Issuer to pay the Face Amount of or interest on any Securities of this series on behalf of the Issuer and having an office or agency (the "Paying Agency Office") in The City of New York (the "Place of Payment") where Securities of this series may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to Securities of this series may be served. The Issuer has initially appointed The Bank of New York as Paying Agent.

         Deliveries or payments of cash, shares of Common Stock, property or other securities with respect to this Security at the Stated Maturity Date or Exchange Date, as the case may be, shall be made against surrender of this

Security at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York or at such other offices or agencies as the Issuer may designate and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Indenture. The Face Amount of this Security and any interest due with respect to this Security at the Stated Maturity Date will be made in immediately available funds upon surrender of this Security as provided above, provided that this Security is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest on this Security other than at the Stated Maturity Date shall be made by check mailed on or before the due date for such payment to the person entitled thereto at such person's address appearing on the register of this Security or by wire transfer to an account maintained by the payee with a bank located in the Borough of Manhattan, The City of New York, if such registered Holder so elects by giving written notice to the Trustee at its Corporate Trust Office in The City of New York, not less than 15 days (or such fewer days as the Trustee may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made.

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by the manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:    August 28, 1997

                                            GS FINANCIAL PRODUCTS U.S., L.P.


                                            By: GS Financial Products US Co.
                                                General Partner


                                            By_______________________________
                                              Name:
                                              Title:


Date of Authentication:    August 28, 1997

This is one of the Securities
of the series designated
herein referred to in the
within-mentioned Indenture

THE BANK OF NEW YORK, as Trustee



By__________________________________
      Authorized Signatory

                                   [Reverse]

         1. This Security is one of a duly authorized issue of securities of the Issuer issued and to be issued in one or more series under the Indenture, dated as of October 11, 1994 (the "Indenture"), between the Issuer and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto, reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities issued and to be issued in one or more series in accordance with the terms of the Indenture are herein called the "Securities". Terms used and not defined herein but defined in the Indenture are used herein as therein defined.

         2. This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $500,000,000 (or the equivalent thereof in any other currency or currencies or currency units) (which amount may be increased at the option of the Issuer if in the future it determines that it may wish to sell additional Securities of this series). The Securities are issuable in the authorized denominations as specified on the face hereof.

         Payments of interest on the aggregate Face Amount of Securities represented hereby with respect to any Interest Payment Date or the Stated Maturity Date will include interest accrued to but excluding such Interest Payment Date and such Stated Maturity Date, as the case may be. Interest on the aggregate Face Amount of Securities represented hereby shall be computed on the basis of a 360-day year of twelve 30-day months.

         If any payment date would otherwise be a day which is not a Business Day, with respect to this Security, such payment need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue on the period from and after such due date to such succeeding Business Day by reason of such payment being made on such Business Day.

         3. This Security is not exchangeable for Securities registered in the name of a person other than the Depositary or its nominee except in the event
(x) the Depositary has notified the Issuer that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (y) the Issuer has delivered to the Trustee a written notice that this Global Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities of this series, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in the limited circumstances described in this paragraph.

         4. (a) As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the Face Amount of the Securities and interest with respect to the Securities are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

         (b) As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate Face Amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         (c) No service charge shall be made for any such registration of transfer or exchange described in paragraph (a) or (b), but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         (d) Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Trustee nor any such agent shall be affected by notice to the contrary.

         5. (a) If an Event of Default with respect to Securities of this series shall occur and be continuing, the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and on the face hereof.

         (b) As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request an offer of indemnity. The foregoing shall not apply to any suit instituted by the holder of this Security for the enforcement of any payment of the Face Amount of the Securities represented hereby or interest hereon on or after the respective due dates expressed herein.

         6. The Indenture permits, with certain exceptions as therein provided and except as otherwise provided on the face hereof, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         7. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the Face Amount of this Security and interest with respect to this Security, at the times, place and rate, and in the coin, currency or other consideration, herein prescribed and to exchange this Security as provided under "Exchange Right".

         8. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                                                         ANNEX B


Notice of Adjustments and Certain Other Events

         The Issuer shall, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of a Reorganization Event (or, in any case, if the Issuer is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Calculation Agent and the Trustee and to the Holders of the Exchangeable Notes of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined or the change in the consideration to be received by the Holders of the Exchangeable Notes following such event or Reorganization Event and setting forth the revised Exchange Rate or consideration.

Payment of Certain Taxes Upon Exchange

         The Issuer will pay any and all taxes that may be payable in respect of the transfer and delivery of shares of Common Stock, property or other securities on exchange of Exchangeable Notes. The Issuer shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of shares of Common Stock, property or other securities in a name other than that of the Holder of the Exchangeable Note or Exchangeable Notes to be exchanged, and no such transfer or delivery shall be made unless and until the Person requesting such transfer has paid to the Issuer the amount of any such tax, or has established, to the satisfaction of the Issuer, that such tax has been paid.


Shares Free and Clear

         (a) The Issuer hereby represents and warrants and agrees that upon exchange of Exchangeable Notes for Common Stock, property or other securities, the Holders of the Exchangeable Notes shall hold good and valid title to, and become the beneficial owners of, such Common Stock, property or other securities, free and clear of any and all liens, claims, charges, encumbrances and equities. Except as provided under the caption "Payment of Certain Taxes Upon Exchange", the Issuer shall pay all taxes and charges with respect to the delivery of such Common Stock, property or other securities delivered in exchange for Exchangeable Notes.

         (b) The Issuer shall prepare and obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to the registration or qualification, in order that any shares of Common Stock, property or other securities delivered upon exchange of the Exchangeable Notes will be freely transferable by the Holders and not subject to any prospectus delivery or other requirements.

         (c) Holders of the Exchangeable Notes will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of the Common Stock, property or other securities received upon exchange of the Exchangeable Notes.

Cancellation of Exchangeable Note

         Upon receipt by the Trustee of Exchangeable Notes delivered to it for exchange, the Trustee shall cancel and dispose of the same as provided in
Section 309 of the Indenture.

Duties of Trustee Regarding Exchange

         Subject to the provisions of Section 601 of the Indenture, neither the Trustee nor any exchange agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any Common Stock, property or other securities upon the surrender of any Exchangeable Note for the purpose of exchange.



                                       B-2